Exhibit 99.1

Cornerstone Healthcare Plus REIT
Acquires $27.0 Million Senior Living Portfolio

(Irvine, CA) May 5, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced today that the Cornerstone Healthcare Plus REIT has acquired an 80% interest in a joint venture entity that will own two assisted living facilities.  The properties are located in Lexington, SC and Greer, SC and together have a total of 180 units, of which 132 are dedicated to assisted living and 48 are committed to memory care.

Royal Senior Care, LLC, who currently owns both properties, is the other joint venture partner in the $27.0 million transaction.  Royal Senior Care specializes in the acquisition, development and management of senior housing communities, primarily in the southeastern United States.  Based out of Miami, FL, Royal Senior Care owns and operates 15 independent living and assisted living facilities with approximately 1,650 units (2,000 units including planned developments) in Florida, South Carolina and Georgia.

The first property, Oakleaf Village at Greenville, is located in Greer, SC.  It is a 60,000 square foot facility that contains 66 assisted living units and 24 memory care units.  It is located conveniently less than one mile from Interstate-85 which provides easy access throughout the region.  The property is also located about 5 miles away from St. Francis Eastside Hospital.

The second property, Oakleaf Village at Lexington, is located in Lexington, SC.  It is a 68,000 square foot facility that also contains 66 assisted living facilities and 24 memory care units.  This property is strategically located near numerous roadways such as Interstate-20, Route 378 and Route 1 allowing for easy access throughout the area.  The property is only 1.3 miles away from LMC Lexington, a community care center offering an array of medical services ranging from urgent care to outpatient surgery.  Lexington Medical Center, a 384-bed metropolitan medical complex, is located only 7 miles away.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the hospitals and the community care center mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC.